Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Completes Acquisition of Deltek

Sarasota, Florida, December 28, 2016 .... Roper Technologies, Inc. (NYSE: ROP) today announced that it has completed its previously announced acquisition of Deltek.  The Company funded the acquisition with proceeds from its recent notes offering, borrowings under its credit facility and cash on hand.  Deltek is the leading global provider of software and information solutions for project-based businesses serving niche markets, including government contractors and professional services firms.

“We are excited to officially welcome Deltek to the Roper family,” said Brian Jellison, Roper’s Chairman, President and CEO. “Deltek is an outstanding company and enjoys clear leadership in its niche market with numerous growth opportunities and a strong financial profile.”

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper designs and develops software (both software-as-a-service and licensed), and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Additional information about Roper is available on the Company’s website at www.ropertech.com.

About Deltek

Deltek is the leading global provider of enterprise software and information solutions for government contractors, professional services firms and other project-based businesses. For decades, Deltek has delivered actionable insight that empowers its customers to unlock their business potential. 22,000 organizations and millions of users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, recruit and develop talent, optimize resources, streamline operations and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com